As filed with the Securities and Exchange Commission on November 6, 2024

Registration No. 333-230574

Registration No. 333-201929

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-230574

FORM S-8 REGISTRATION STATEMENT NO. 333-201929

REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933

BRINKER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	75-1914582
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Olympus Boulevard

Dallas, Texas 75019

(Address, Including Zip Code, of Registrant’s Principal Executive Offices

Brinker International, Inc. Stock Option and Incentive Plan

Brinker International, Inc. 2024 Stock Option and Incentive Plan

(Full title of the plan)

Daniel Fuller

Senior Vice President and Chief Legal Officer

Brinker International, Inc.

3000 Olympus Boulevard

Dallas, Texas 75019

(Name and address of agent for service)

972-980-9917

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statements on Form S-8 (Registration No.  333-230574 and Registration No. 333-201929) (collectively, the “Registration Statements”) filed by Brinker International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 28, 2019 registering 1,350,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) and on February 6, 2015 registering 2,000,000 shares of Common Stock, in each case issuable under the Brinker International, Inc. Stock Option and Incentive Plan (as amended and restated, the “Prior Plan”).

The Company’s Board of Directors approved the Brinker International, Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”) on September 20, 2024, and the 2024 Plan was subsequently approved by the Company’s stockholders on November 6, 2024 (the “Effective Date”). Pursuant to the terms of the 2024 Plan, the number of shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that, on or after such date, are forfeited, expire or are canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Company will be issuable under the 2024 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statements, we are filing this Post-Effective Amendment to provide that the Registration Statements shall also cover up to 1,338,098 shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date that on or after such date are forfeited, expire or are canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Company and become issuable under the 2024 Plan.

Exhibit Index

Exhibit No.	Exhibit Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of shares of Common Stock being registered (filed herewith).

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on November 6, 2024.

BRINKER INTERNATIONAL, INC.

By:	/s/ Daniel Fuller
Daniel Fuller
Senior Vice President and Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.